UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

(Amendment No. )

Check the appropriate box:

☐	Preliminary Information Statement
☐	Confidential, for Use of Commission Only (as permitted by Rule 14c-5(d)(2))
☒	Definitive Information Statement

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

(Name of Registrant as Specified in its Charter)

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☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

One Research Court, Suite 450

Rockville, Maryland 20850

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of Shuttle Pharmaceuticals Holdings, Inc.:

This notice and the accompanying Information Statement are being furnished to the stockholders of record of the common stock, par value $0.00001 per share (the “common stock”), of Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (the “Company”), in connection with a corporate action taken by the holders of a majority of the issued and outstanding voting securities of the Company, approving, for purposes of Nasdaq Listing Rule 5635(d) (“Nasdaq Rule 5635(d)”), by written consent in lieu of a special meeting dated January 10, 2023, the issuance by the Company to a certain institutional investor in a private placement (the “Private Placement”) of (i) a $4.3 million senior secured convertible promissory note, which accrues interest at the rate of 5% per annum (the “Convertible Note”), and the underlying shares of common stock issuable thereunder and (ii) a warrant to purchase 1,018,079 shares of the Company’s common stock, exercisable at $2.35 per share, and the underlying shares of common stock thereunder (the “Warrant”). The terms of the Convertible Note and Warrant are described in more detail in the attached Information Statement.

The approval of the Private Placement for purposes of Nasdaq Rule 5635(d) was taken by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”), which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company has obtained the approval of the Private Placement from stockholders holding a majority of the Company’s issued and outstanding voting securities for the issuance of common stock underlying the Convertible Note and Warrant.

The accompanying Information Statement is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder, solely for the purpose of informing our stockholders of the action taken by the written consent.

The corporate action shall be effective on or about March 6, 2023, or approximately 20 days after we mail this Information Statement to stockholders of record.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Your vote or consent is not requested or required to approve the Private Placement. The accompanying Information Statement is provided solely for your information.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Anatoly Dritschilo, M.D.

Anatoly Dritschilo, M.D.
Chief Executive Officer
Dated: February 13, 2023

INFORMATION STATEMENT

OF

SHUTTLE PHARMACEUTICALS HOLDINGS, INC.

One Research Court, Suite 450

Rockville, Maryland 20850

(240) 430-4212

INFORMATION STATEMENT

PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

AND RULE 14C-2 THEREUNDER

February 13, 2023

NO VOTE OR OTHER ACTION OF THE COMPANY’S STOCKHOLDERS IS REQUIRED IN

CONNECTION WITH THIS INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

General Information

Shuttle Pharmaceuticals Holdings, Inc., a Delaware corporation (“Shuttle Pharma,” the “Company,” “we,” or “us”), is sending you this Information Statement solely for purposes of informing its stockholders of record as of February 6, 2023 (the “Record Date”), in the manner required by Regulation 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the action taken by written consent by Anatoly Dritschilo, M.D., the Chief Executive Officer of the Company, Joy Dritschilo, the spouse of our Chief Executive Officer, Peter Dritschilo, our President and Chief Operating Office, Andrea Dritschilo Austin, Milton Brown, M.D., Ph.D., a non-executive director, each of our independent directors, Steven Richards, Chris Senanayake, Joshua Schafer and Bette Jacobs, along with Mira Jung, Ph.D., the Chief Scientific Officer for Biology of the Company, Gene Jung, and Tyvin Rich, Chief Medical Officer of the Company (together, the “Majority Stockholders”), the holders of a majority of the issued and outstanding voting securities of the Company, to approve, for purposes of Nasdaq Listing Rule 5635(d) (“Nasdaq Rule 5635(d)”), the issuance by the Company to a certain institutional investor in a private placement (the “Private Placement”) of (i) a $4.3 million senior secured convertible promissory note, which accrues interest at the rate of 5% per annum (the “Convertible Note”), along with the underlying shares of common stock issuable thereunder and (ii) a warrant to purchase 1,018,079 shares of the Company’s common stock, exercisable at $2.35 per share, along with the underlying shares of common stock issuable thereunder (the “Warrant”). The terms of the Convertible Note and Warrant are described in more detail in this Information Statement.

The Company’s common stock is listed on the Nasdaq Capital Market (“Nasdaq”), and the Company is subject to Nasdaq’s rules and regulations, including Nasdaq Rule 5635(d), which requires stockholder approval prior to the issuance in a transaction (other than a public offering) of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the outstanding common stock or 20% or more of the voting power of a company for a purchase price that is lower than (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement, or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of the binding agreement (such lower amount, the “Minimum Price”). On January 10, 2023, the closing date of the Private Placement, the Company’s common stock closed at a price per share of $1.80 and the average closing price for the five preceding days was $1.82. As such, unless the Company’s common stock is trading at $2.35 per share or above, pursuant to its terms, the Convertible Note will convert at 90% to the VWAP (as set forth below), which, depending on market conditions, could potentially be below the “Minimum Price.” See “Private Placement – Conversion; Alternate Conversion upon Event of Default” below.

The approval of the Private Placement for purposes of Nasdaq Rule 5635(d) was taken by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, which provides that any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

On January 10, 2023, the board of directors of the Company (the “Board”) adopted resolutions approving the transactions in connection with the Private Placement. In connection with the adoption of these resolutions, the Board had been informed that the Majority Stockholders were in favor of this proposal and would enter into a written consent approving the Private Placement. Thereafter, on January 10, 2023, the Majority Stockholders consented in writing to the Private Placement.

Accordingly, all necessary corporate approvals in connection with the Private Placement have been obtained and this Information Statement is being furnished to stockholders solely for purposes of informing the stockholders of the action in the manner required under the Exchange Act.

The Company knows of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of the Company’s issued and outstanding voting securities.

PRIVATE PLACEMENT

Purpose of the Private Placement

The Board believes it is in the best interests of the Company to raise capital in the amount of $4.0 million in a private placement transaction to fund the capital needs of the Company through the sale of a $4.3 million senior secured convertible note bearing 5% interest and a warrant to purchase 1,018,079 shares of common stock. The transaction is described in more detail below.

Description of the Private Placement

On January 11, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) and consummated the sale to such Investor of a senior secured convertible note (the “Convertible Note”) with an initial principal amount of $4,300,000, bearing interest at 5% per annum, and a warrant to purchase 1,018,079 shares of our common stock at a fixed exercise price of $2.35 per share (the “Warrant”).

The Convertible Note was sold with an original issue discount of $300,000. As such, the Investor paid for the Convertible Note by delivering $4,000,000 in cash consideration to the Company. Boustead Securities LLC (“Boustead”) served as the sole placement agent for the private placement (the “Private Placement”) of the Convertible Note and Warrant. Boustead received a placement agent fee of $320,000 at the closing of the Private Placement, representing 7.0% of the gross cash proceeds at the closing plus 1% in non-accountable expenses. In addition, Boustead received a placement agent warrant to purchase 71,266 shares of common stock, representing 7.0% of the warrant shares issued in the Private Placement. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds at the closing were approximately $3,493,423.

Purchase Agreement

The Purchase Agreement contains certain representations and warranties, covenants and indemnities customary for similar transactions. In addition, under the Purchase Agreement, we also agreed to the following additional covenants:

●	So long as the Convertible Note remains outstanding, we will not effect or enter into an agreement to effect any variable rate transaction other than a bona fide at-the-market offering or equity line of credit.

●	While we obtained majority stockholder consent approving the offering and the issuance of common stock upon conversion of the Convertible Note and exercise of the Warrant, as is required under the rules of the Nasdaq Stock Market LLC (“Nasdaq”), we are required to file an Information Statement on Schedule 14C (the “Information Statement”) informing all stockholders of the action and mail such Information Statement to all stockholders within 70 days of closing.

In addition, we granted the Investor participation rights in future equity and equity-linked offerings of securities, subject to certain limited exceptions, during the two years after the later of (a) the closing or (b) the date the Convertible Note no longer remains outstanding, in an amount of up to 30% of the securities being sold in such offerings.

Convertible Note

General

The Convertible Note was issued to the Investor on January 11, 2023 and matures on March 11, 2025 (subject to extension in certain circumstances, including bankruptcy and outstanding events of default).

Amortization

Starting on the earlier of (x) the date the registration statement registering the shares of common stock underlying the Convertible Note and Warrant is declared effective by the U.S. Securities and Exchange Commission, or the SEC and (y) February 28, 2023, then on the first trading day of the month for each month thereafter, and on the maturity date (each, an “Installment Date”), subject to certain exceptions and unless deferred as described below, the Company is required to make monthly amortization payments equal to 1/26th of the unrestricted principal (and related unrestricted original issue discount) and interest of the Convertible Note payable (the “Installment Amount”), which must be satisfied in cash at a redemption price equal to 105% of such Installment Amount (each, an “Installment Redemption”).

Notwithstanding the foregoing, the noteholder may, at its sole option, elect to defer any Installment Amount until a subsequent Installment Date selected by the noteholder, provided that any such deferred amounts shall not continue to accrue interest unless the deferral is at the request of the Company.

Interest

The Convertible Note bears interest at a rate of 5% per annum and, upon any conversion or redemption, shall include a make-whole of interest from such date of determination through the maturity date. After the occurrence and during the continuance of an Event of Default (as defined in the Convertible Note), the Convertible Note will accrue interest at the rate of 15% per annum. See “Events of Default” below.

Conversion; Alternate Conversion upon Event of Default

The Convertible Note is convertible, at the option of the noteholder, into shares of our common stock at the lower of (i) $2.35 per share, (ii) 90% of the three lowest VWAPs in the 15 trading days prior to the payment date or (iii) 90% of the VWAP on the trading day prior to the payment date. The conversion price is subject to full ratchet antidilution protection upon any subsequent transaction at a fixed price lower than the conversion price then in effect and standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue or sell (or issue or sell) any variable rate securities, other than a bona fide at-the-market offering or equity line of credit, the noteholder has the additional right to substitute such variable price (or formula) for the conversion price.

If an Event of Default has occurred under the Convertible Note, the noteholder may elect to alternatively convert the Convertible Note at a redemption premium of 115% of the conversion amount.

Conversion Limitation and Exchange Cap

The noteholder will not have the right to convert any portion of the Convertible Note to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The noteholder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, until such time as we complete the Information Statement mailing to our stockholders notifying them that we have obtained the approval of a majority of our stockholders as required by Nasdaq, we are prohibited from issuing any shares of common stock upon conversion of the Convertible Note or otherwise pursuant to the terms of the Convertible Note, if the issuance of such shares of common stock would exceed 19.99% of our outstanding shares of common stock as of January 11, 2023 or otherwise exceed the aggregate number of shares of common stock which we may issue without breaching our obligations under the rules and regulations of Nasdaq.

Events of Default

The Convertible Note includes certain customary and other Events of Default, including, among other things, failure to maintain an effective registration statement with capacity to issue an offering amount equal to at least 300% of principal, the breach of certain financial covenants described below, and maintaining our Nasdaq listing.

In connection with an Event of Default, the noteholder may require us to redeem in cash any or all of the Convertible Note. The redemption price will equal 115% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or an amount equal to market value of the shares of our common stock underlying the Convertible Note, as determined in accordance with the Convertible Note, if greater.

Change of Control

In connection with a Change of Control (as defined in the Convertible Note), a noteholder may require us to redeem all or any portion of the Convertible Note. The redemption price per share will equal the greater of (i) 115% of the outstanding principal of the Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of our common stock underlying the Convertible Note, as determined in accordance with the terms of the Convertible Note, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the Convertible Note, as determined in accordance with the terms of the Convertible Note.

Subsequent Placement Optional Redemption

At any time after the earlier of the date a noteholder becomes aware of any placement by us of equity or equity-linked securities or the date of consummation of such a placement, subject to certain limited exceptions, the noteholder will have the right to have us redeem a portion of each Convertible Note not in excess of 30% of the net proceeds from such placement at a redemption price of 100% of the portion of the Convertible Note subject to redemption.

Control Account

In addition to customary affirmative and negative covenants, we are required to maintain the proceeds from the issuance and sale of the Convertible Note on deposit in a deposit account subject to a deposit account control agreement. The Company cannot make any withdrawals from such account or otherwise use the funds therein for any purpose other than for payment of its obligations to the noteholder. As such, as the Convertible Note is converted or repaid, the Company is permitted to withdraw $0.90 from such account for each $1.00 of the outstanding principal value of the Convertible Note that is converted into shares of common stock or is otherwise repaid.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of certain indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters.

Company Optional Redemption Rights

We may redeem the Convertible Note at a price equal to 105% of the outstanding principal of the Convertible Note (or, if greater, the market value of the shares underlying the Convertible Note) to be redeemed and accrued and unpaid interest and unpaid late charges thereon.

Warrant

In addition to the Convertible Note, we issued to the Investor a Warrant exercisable for four (4) years for the purchase of an aggregate of up to 1,018,079 shares of common stock (the “Warrant Shares”), at an exercise price of $2.35 per share. The number of Warrant Shares and exercise price are each subject to adjustment as provided under the terms of the Warrant. If, at the time of exercise of the Warrant, there is no effective registration statement registering, or no current prospectus available for, the issuance of the Warrant Shares to the Investor, and the registration statement is not subject to SEC review and the Company has otherwise affirmatively failed to maintain such registration statement’s effectiveness, then the Warrant may also be exercised in whole or in part by means of a “cashless exercise.” Nonetheless, the Warrant may not be exercised if, after giving effect to the exercise the Investor, would beneficially own in excess of 4.99% of the number of shares of the Company’s common stock outstanding immediately after giving effect to the issuance of the Warrant Shares. At the Investor’s option, the ownership limitation blocker may be raised or lowered to any other percentage not in excess of 9.99%, as applicable, except that any raise will only be effective upon 61-days’ prior notice to the Company.

If the Company issues or sells, or if the Company publicly announces the issuance or sale of, any shares of common stock, or convertible securities or options issuable or exchangeable into common stock (a “New Issuance”), under which such common stock is sold for a consideration per share less than the exercise price then in effect, the exercise price of the Warrant will be adjusted to the New Issuance price in accordance with the formulas provided in the Warrant. Any such adjustment will not apply with respect to the issuance of Excluded Securities (as defined in the Warrant). Upon any adjustment to the exercise price, the number of Warrant Shares that may be purchased upon exercise of the Warrant will be increased or decreased proportionately, so that after such adjustment the aggregate exercise price payable for the adjusted number of Warrant Shares will be the same as the aggregate exercise price in effect immediately prior to such adjustment. In addition, if the Company enters into a Fundamental Transaction (as defined in the Warrant) at any time that a Warrant is outstanding, then, upon any subsequent exercise of the Warrant, the Investor will have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, the number of shares of common stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration receivable as a result of such Fundamental Transaction by a holder of the number of shares of common stock for which the Warrant is exercisable immediately prior to such Fundamental Transaction, provided, further, that if holders of common stock are not offered or paid any consideration in such Fundamental Transaction, such holder of common stock will be deemed to have received common stock of the successor entity (which entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction.

Registration Rights Agreement

Pursuant to a registration rights agreement, dated as of January 11, 2023, between the Investor and us, we have granted certain registration rights to the noteholder and warrantholder (the “Registration Rights Agreement”). The Registration Rights Agreement requires us to have the registration statement declared effective by the 60th day following the date of the Registration Rights Agreement (of March 11, 2023), or the 90th day (or April 10, 2023) following the date of the Registration Rights Agreement in the event such registration statement is subject to SEC review. It also grants the Investor customary “piggyback” registration rights. To date, the Company has complied with this requirement by filing and obtaining the effectiveness of a registration statement on Form S-1 (File No. 333-269414) (the “Registration Statement”) registering 300% of the shares of common stock issuable upon conversion of the Convertible Note and 100% of the shares issuable upon exercise of the Warrant, which Registration Statement was declared effective by the SEC on February 1, 2023.

Additional Information

The foregoing is only a summary of the material terms of the Purchase Agreement, the Convertible Note, the Warrant, the Registration Rights Agreement and the other ancillary transaction documents (collectively, the “Transaction Documents”), and does not purport to be a complete description of the rights and obligations of the parties thereunder.

The summary of the Transaction Documents does not purport to be complete and is qualified in its entirety by reference to the forms of such agreements, copies of which are attached to the Company’s Current Report on Form 8-K as Exhibits 10.1 through 10.7, respectively, filed with the SEC on January 12, 2023, which is incorporated by reference herein.

Reason for Stockholder Approval

Pursuant to Nasdaq Stock Market Listing Rule 5635(d), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its stockholders. The number of shares of common stock to be issued to the Investor in the Private Placement upon conversion of the Note and exercise of the Warrant could result in the issuance of a number of shares exceeding the threshold and pricing for which stockholder approval is required under Nasdaq Rule 5635(d). To ensure compliance with Nasdaq Rule 5635(d), the Majority Stockholders approved the Private Placement.

Approval of the Private Placement

The approval of the Private Placement, including for purposes of Nasdaq Rule 5635(d), requires the approval of the holders of our outstanding shares of common stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

As of the Record Date, the Company had 13,603,129 shares of common stock issued and outstanding. Holders of shares of common stock are entitled to cast one vote per share.

The Majority Stockholders collectively held 6,947,010 shares of common stock as of the Record Date, representing approximately 51.1% of the voting power of all shares of the Company’s common stock.

This Information Statement is first being mailed on or about February 13, 2023 to the Company’s stockholders of record as of the Record Date. The corporate action shall be effective on or about March 6, 2023, or approximately 20 days after we mail this Information Statement.

Effect of the Private Placement on Existing Stockholders

The issuance of securities pursuant to the Purchase Agreement will not affect the rights of the Company’s existing stockholders, but such issuances will have a dilutive effect on the Company’s existing stockholders, including, over time, the voting power of the existing stockholders.

We have agreed to file the Registration Statement to permit the public resale of the shares of common stock underlying the Convertible Note and Warrant. The influx of those shares into the public market could potentially have a negative effect on the trading price of our common stock.

Notice Pursuant to Section 228 of the General Corporation Law of the State of Delaware

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Section 228 of the DGCL.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the DGCL, our stockholders are not entitled to appraisal rights with respect to the Private Placement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, have any interest in the actions approved by our stockholders and described in this Information Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of our common stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Based solely upon information made available to the Company, the following table sets forth information as of the Record Date regarding the beneficial ownership of the Company’s common stock by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding shares of common stock;

●	each of the Company’s named executive officers and directors; and

●	all of the Company’s officers and directors as a group.

The percentage ownership information shown in the table is based upon 13,603,129 shares of common stock outstanding as of the Record Date.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of the Company’s capital shown as beneficially owned, subject to applicable community property laws.

In computing the number and percentage of shares beneficially owned by a person as of a particular date, shares that may be acquired by such person (for example, upon the exercise of options or warrants) within 60 days of such date are counted as outstanding, while these shares are not counted as outstanding for computing the percentage ownership of any other person.

Stockholder Names	Shares of Common Stock Beneficially Owned	Voting Power (%) (1)
Directors and Named Executive Officers: (2)
Anatoly Dritschilo, M.D. (3)	4,309,607	31.7%
Milton Brown, M.D., Ph.D. (4)	1,072,531	7.9%
Mira Jung, Ph.D. (5)	1,071,388	7.9%
Michael Vander Hoek (6)	3,852	*
Peter Dritschilo (7)	6,560	*
Tyvin A. Rich, M.D. (8)	2,429	*
Steve Richards (9)	1,707	*
Joshua Schafer (10)	1,707	*
Chris Senanayake (11)	2,791	*
Bette Jacobs (12)	7,496	*
All directors and officers as a group (ten persons)	6,480,131	47.6%

Other 5% beneficial owners:
Amir F. Heshmatpour (13)	1,569,581	11.5%

*	Denotes the holder owns less than one percent of the outstanding common stock.
(1)	Represents the percentage of voting power with respect to all shares of the Company’s outstanding common stock.
(2)	The business address of each of the officers and directors is c/o Shuttle Pharmaceuticals Holdings, Inc., One Research Court, Suite 450, Rockville, Maryland 20850.
(3)	Dr. Anatoly Dritschilo is our Chief Executive Officer. His shareholdings consist of (i) 1,085,200 shares of common stock and (ii) 3,204,407 shares of common stock and warrants to purchase 20,000 shares of common stock held of record by Joy Dritschilo, his spouse.
(4)	Dr. Milton Brown is a director and one of our co-founders.
(5)	Dr. Mira Jung is our Chief Scientific Officer for Biology.
(6)	Mr. Michael Vander Hoek is our Chief Financial Officer and Vice President Operations and Regulatory.
(7)	Mr. Peter Dritschilo is our President and Chief Operating Officer.
(8)	Dr. Tyvin Rich is our Chief Medical Officer.
(9)	Mr. Steve Richards is one of our independent directors.
(10)	Mr. Joshua Schafer is one of our independent directors.
(11)	Dr. Chris Senanayake is one of our independent directors.
(12)	Dr. Bette Jacobs is one of our independent directors. Dr. Jacobs’s reported holdings do not include 23,725 restricted stock units that remain subject to vesting.
(13)	Includes (i) 1,119,581 shares of our common stock held of record by AFH Holding & Advisory, LLC, of which Mr. Amir Heshmatpour is the sole member and over which he has sole voting and investment control; (ii) 300,000 shares of our common stock held of record by KIG LLC of which Mr. Heshmatpour’s spouse, Kathy Heshmatpour, exercises sole voting and investment control; and (iii) 150,000 shares held by Angelina Heshmatpour, the minor daughter of Mr. Heshmatpour.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Unless the Company is otherwise advised by the stockholders, we will only deliver one copy of this Information Statement to multiple stockholders sharing an address. This practice known as “householding” is intended to reduce the Company’s printing and postage costs.

We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder, who wishes to receive a separate copy of this Information Statement, may direct such request to the Company at One Research Court, Suite 450, Rockville, Maryland 20850, or you can contact us via telephone at (240) 430-4212. Stockholders who receive multiple copies of the Information Statement at their address and would like to request that only a single copy of communications be delivered to the shared address may do so by making either a written or oral request to the Company contacts listed above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Any statements contained in this Information Statement that are not statements of historical fact may be forward-looking statements, including, without limitation, the timing of and the anticipated benefits of the Private Placement. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will” and words or phrases of similar substance used in connection with any discussion of future operations, financial performance, plans, events, trends or circumstances can be used to identify some, but not all, forward-looking statements. These forward-looking statements are just predictions and involve significant risks and uncertainties, many of which are beyond our control, and actual results may differ materially from these statements. Factors that could cause actual outcomes or results to differ materially from those reflected in forward-looking statements include, but are not limited to, those discussed in our filings with the SEC.

Except as may be required by applicable law, the Company does not undertake or intend to update or revise any forward-looking statements, and the Company assumes no obligation to update any forward-looking statements contained in this Information Statement as a result of new information or future events or developments. Thus, you should not assume that the Company’s silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about Shuttle Pharmaceuticals Holdings, Inc. The Company’s SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this Information Statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. The Company is incorporating by reference the Company’s Current Report on Form 8-K filed with the SEC on January 12, 2023.

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing at Shuttle Pharmaceuticals Holdings, Inc., One Research Court, Suite 450,Rockville, Maryland 20850, or by telephone at (240) 430-4212.

OTHER MATTERS

The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in this Information Statement. This Information Statement is dated February 13, 2023. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.

The Company will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of the Company’s common stock for the forwarding of this Information Statement to the beneficial owners of the Company’s common stock. The Company will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

By Order of the Board of Directors,

/s/ Anatoly Dritschilo, M.D.

Anatoly Dritschilo, M.D.
Chief Executive Officer
Dated: February 13, 2023